As filed with the Securities and Exchange Commission on December 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RED HAT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1364380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1801 Varsity Drive Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Makara, Inc. 2008 Equity Incentive Plan

(Full Title of Plan)

Michael R. Cunningham Executive Vice President and General Counsel Red Hat, Inc. 1801 Varsity Drive Raleigh, North Carolina 27606 (Name and Address of Agent for Service)	Copies to: David M. Eaton Kilpatrick Stockton LLP 1100 Peachtree Street, N.E., Suite 2800 Atlanta, Georgia 30309 (404) 815-6500
(919) 754-3700
Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,466	$2.86 (2)	$4,192.76 (2)
Common Stock, par value $0.0001 per share	14,509	$3.11 (2)	$45,122.99 (2)
Common Stock, par value $0.0001 per share	5,960	$3.43 (2)	$20,442.80 (2)
Common Stock, par value $0.0001 per share	71,266	$47.05 (3)	$ 3,353,065.30 (3)

Total:	93,201		$3,422,823.85	$244.05

(1)	Pursuant to Rule 416(b), the number of shares of Common Stock being registered shall be adjusted to include any additional securities that may become issuable in connection with, or as a result of, stock splits, stock dividends or similar transactions.
(2)	Determined on the basis of the exercise price of options to acquire the Common Stock pursuant to Rule 457(h)(1) under the Securities Act.
(3)	Determined on the basis of the high and low prices of the Common Stock reported on the New York Stock Exchange on December 3, 2010 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to participants in the Makara, Inc. 2008 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed or to be filed by Red Hat, Inc. (the “Company” or the “registrant”) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended May 31 (and amendment no. 1 thereto filed on August 20, 2010) and August 31, 2010;

•	The Company’s Current Reports on Form 8-K filed on March 4, March 24, April 26, May 25, May 26 and August 17, 2010; and

•	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed on November 17, 2006.

The information incorporated by reference in this registration statement, and information that the Company subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold, is considered to be a part of this registration statement and will automatically update and supersede any earlier information.

Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit or other proceeding (other than an action brought by or in the right of the corporation) brought against them in their capacity as such (or in their capacity as such for another entity, if they were serving with such other entity at the request of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by a court, if such person was adjudged liable to the corporation. Reimbursement of defense expenses incurred by directors and officers in the circumstances described above is mandatory when such individuals prevail in the proceeding.

Expenses may be paid by the corporation in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

The DGCL also provides that the indemnification and expense advance provisions described above will not be deemed exclusive of other rights that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

Article VII of the Company’s Amended and Restated Bylaws (the “Bylaws”) generally provides for Company indemnification of, and advancement of defense expenses to, persons to maximum the extent permitted by Section 145. In addition, the Company has entered into indemnification agreements with all of its directors and executive officers that provide for Company indemnification and expense advancement consistent with Section 145.

Exculpation from Liability for the Duty of Care

Section 102 of the DGCL allows a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (related to the liability of directors for unlawful stock dividends, repurchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Consistent with Section 102, Article EIGHTH of the Company’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) eliminates the personal liability of directors for breaches of fiduciary duty to the extent permitted be Section 102.

Directors’ and Officers’ Insurance

The DGCL further provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Company maintains directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

*     *     *     *     *

The above discussion of the DGCL and the Company’s Certificate of Incorporation, Bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by the DGCL, the Certificate of Incorporation, the Bylaws and the form of indemnification agreement.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following instruments and documents are included as exhibits to this registration statement.

Exhibit No.	Description

5.1	Opinion of Kilpatrick Stockton LLP.

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney.

99.1	Makara, Inc. 2008 Equity Incentive Plan.

99.2	Amendment No. 1 to Makara, Inc. 2008 Equity Incentive Plan.

99.3	Amendment No. 2 to Makara, Inc. 2008 Equity Incentive Plan.

99.4	Form of Makara, Inc. 2008 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement.

99.5	Form of Amendment to Stock Option Grant Notice and Stock Option Agreement under Makara, Inc. 2008 Equity Incentive Plan, as amended.

99.6	Form of Makara, Inc. 2008 Equity Incentive Plan, as amended, Restricted Stock Unit Agreement

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 7th day of December, 2010.

RED HAT, INC.

By:	/s/ Michael R. Cunningham Michael R. Cunningham Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 7, 2010.

SIGNATURE	TITLE

*
James M. Whitehurst	President, Chief Executive Officer and Director (Principal Executive Officer)

*
Charles E. Peters, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

*
Mark E. Cook	Vice President Finance and Controller (Principal Accounting Officer)

*
Micheline Chau	Director

*
Jeffrey J. Clarke	Director

*
Marye Anne Fox	Director

*
Narenda K. Gupta	Director

*
William S. Kaiser	Director

*
Donald H. Livingstone	Director

*
Henry Hugh Shelton	Chairman of the Board of Directors

*	By:	/s/ Michael R. Cunningham
Michael R. Cunningham
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Kilpatrick Stockton LLP.

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24	Power of Attorney.

99.1	Makara, Inc. 2008 Equity Incentive Plan.

99.2	Amendment No. 1 to Makara, Inc. 2008 Equity Incentive Plan.

99.3	Amendment No. 2 to Makara, Inc. 2008 Equity Incentive Plan.

99.4	Form of Makara, Inc. 2008 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement.

99.5	Form of Amendment to Stock Option Grant Notice and Stock Option Agreement under Makara, Inc. 2008 Equity Incentive Plan, as amended.

99.6	Form of Makara, Inc. 2008 Equity Incentive Plan, as amended, Restricted Stock Unit Agreement